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EXHIBIT 99.1



       TELKONET, INC. DEMANDS DELISTING FROM BERLIN-BREMEN STOCK EXCHANGE

FOR IMMEDIATE RELEASE:

CONTACTS:
Telkonet, Inc.              Investors Stock Daily, Inc.      CEOcast, Inc.
Stephen Sadle, Sr. V.P.     Jody Janson                      Ken Sgro
410-897-5900                585-232-5440                     212-732-4300
ssadle@telkonet.com         jody@istockdaily.com             kensgro@ceocast.com


GERMANTOWN, MD - June 2, 2004 - Telkonet, Inc. (AMEX: TKO), a developer of products that use existing electrical wiring in commercial buildings and residences to carry high-speed data communications signals, including the Internet, has pursued and was successful in having its securities delisted from the Berlin-Bremen Stock Exchange (BBSE). The BBSE, without the knowledge or authorization of Telkonet, listed Telkonet's stock for trading on its exchange. On May 26, 2004, Telkonet's legal counsel contacted the BBSE and the sponsoring market maker and demanded that Telkonet's common stock be delisted from the BBSE and that any and all trading of Telkonet common stock immediately cease. On May 27, 2004, the Company received written confirmation from the BBSE that the BBSE had taken immediate steps to delist the Company's common stock, which delisting took effect as of the close of trading on May 27, 2004. Therefore as of this date, shares of the Company's common stock are no longer traded on the BBSE.

About Telkonet

The Telkonet PlugPlus(TM) family of networking and internetworking products offers a viable and cost-effective alternative to the challenges of hardwired and wireless local area networks (LANs) due to the fact that Telkonet products provide connectivity over existing electrical wiring and do not require the costly installation of additional wiring or major disruption of business activity. Telkonet PlugPlus products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets where the Telkonet system can, in many cases, be implemented more quickly and less expensively than adding dedicated wiring or installing a wireless system. For more information, visit www.telkonet.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's filings with the Securities and Exchange Commission.